Exhibit 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — August 25, 2009 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2010 second quarter ended July 31, 2009.
Total revenue was $51.3 million for the fiscal 2010 second quarter, compared with $69.5 million for the same period last year. License revenue equaled $6.7 million, versus $11.4 million for the fiscal 2009 second quarter. Maintenance and other revenue totaled $32.1 million, compared with $34.5 million for the second quarter of fiscal 2009. Services revenue was $12.5 million, versus $23.6 million for last year’s fiscal second quarter.
Net loss for the fiscal 2010 second quarter was $1.4 million, or $0.05 per share, including stock compensation expense of $0.03 per diluted share net of tax. Fiscal 2009 second quarter net loss was $1.4 million, or $0.05 per share, including stock compensation expense of $0.04 per diluted share net of tax.
“Our financial results this quarter benefitted from the expense control programs we implemented earlier in the year, strong cash management and reduced capital expenditures, significantly improving cash flow and our balance sheet,” said Karl Lopker, chief executive officer of QAD. “During the second fiscal quarter we began to observe signs of stabilization among our customers with some industries beginning to return to positive growth. We believe we are well positioned to assist our customers who are now beginning to plan for increased demand in their businesses. Combining internal initiatives with a stronger economic outlook, we expect QAD will return to profitability in the second half of the year.”
Gross margin for the fiscal 2010 second quarter was 57 percent, compared with 53 percent for the fiscal 2009 second quarter. The change mainly reflects a decrease in services revenue in the company’s overall revenue mix.
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QAD Inc.
2-2-2
Total operating expenses were $31.2 million, or 61 percent of total revenue, for the fiscal 2010 second quarter, versus $40.0 million, or 57 percent of total revenue, for the second quarter of fiscal 2009.
Operating loss for the fiscal 2010 second quarter was $2.1 million, including $1.3 million in stock compensation expense. This compares with an operating loss of $2.9 million, including $1.6 million in stock compensation expense, for the second quarter of the prior fiscal year.
For the first half of fiscal 2010, revenue totaled $106.3 million, versus $136.4 million for the first half of fiscal 2009. Net loss for the first six months of fiscal 2010 was $4.1 million, or $0.13 per share, including stock compensation expense of $0.06 per fully diluted share net of tax. This compares with a net loss for the first six months of fiscal 2009 of $2.2 million, or $0.07 per share, including stock compensation expense of $0.07 per fully diluted share net of tax.
QAD’s cash and cash equivalents balance at July 31, 2009 was $40.6 million, compared with $31.5 million at January 31, 2009. Cash flow provided by operations was $5.0 million for the second quarter of fiscal 2010, versus cash used in operations of $0.7 million for the second quarter of fiscal 2009. For the first six months of fiscal 2010, cash flow provided by operations was $12.3 million, compared with $7.1 million in the prior year period.
Fiscal 2010 Second Quarter Highlights:
•	Received orders from 10 customers representing more than $500,000 each in combined license, support and services billings, and three orders in excess of $1.0 million;
•	Received license orders from companies across QAD’s six vertical markets including, among others: Deutsche Post AG, Drumet S.A., Genzyme, Lear Corporation, NHK Spring Co. Ltd., Qantas Catering Group, Ltd. and Scosche Industries, Inc.;
•	After the close of the quarter, QAD successfully completed a one-time Stock Option and Stock Appreciation Right Exchange (SAR) Program that commenced on June 17, 2009. 85 percent of all eligible underwater stock options and SARs based on the eligible grants at the close of the exchange, were tendered and exchanged.
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QAD Inc.
3-3-3
Business Outlook
For the third quarter of fiscal 2010, QAD currently expects total revenue of approximately $54.0 million and a small profit.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2010 second quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2009 ended January 31, 2009.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Revenue:
License fees	$6,658	$11,432	$12,909	$23,393
Maintenance and other	32,136	34,495	64,953	68,654
Services	12,516	23,586	28,446	44,304

Total revenue	51,310	69,513	106,308	136,351
Cost of revenue:
Cost of license fees	1,769	2,497	3,538	4,785
Cost of maintenance, service and other revenue	20,457	29,963	44,460	57,652

Total cost of revenue	22,226	32,460	47,998	62,437

Gross profit	29,084	37,053	58,310	73,914
Operating expenses:
Sales and marketing	12,674	19,864	26,563	38,113
Research and development	9,345	11,297	19,671	22,371
General and administrative	9,011	8,597	16,391	16,920
Amortization of intangibles from acquisitions	174	197	347	375

Total operating expenses	31,204	39,955	62,972	77,779

Operating loss	(2,120)	(2,902)	(4,662)	(3,865)
Other (income) expense:
Interest income	(147)	(462)	(308)	(847)
Interest expense	324	323	627	639
Other (income) expense, net	(347)	94	(98)	436

Total other (income) expense	(170)	(45)	221	228

Loss before income taxes	(1,950)	(2,857)	(4,883)	(4,093)
Income tax benefit	(525)	(1,424)	(793)	(1,930)

Net loss	$(1,425)	$(1,433)	$(4,090)	$(2,163)

Basic net loss per share	$(0.05)	$(0.05)	$(0.13)	$(0.07)
Diluted net loss per share	$(0.05)	$(0.05)	$(0.13)	$(0.07)

Basic weighted shares	30,897	30,620	30,826	30,648
Diluted weighted shares	30,897	30,620	30,826	30,648

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2009	2009
Assets
Current assets:
Cash and equivalents	$40,634	$31,467
Accounts receivable, net	40,601	70,954
Other current assets	18,692	19,164

Total current assets	99,927	121,585

Property and equipment, net	39,560	41,438
Capitalized software costs, net	3,978	5,699
Goodwill	6,316	6,237
Other assets, net	18,808	18,786

Total assets	$168,589	$193,745

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$275	$266
Accounts payable and other current liabilities	29,423	43,575
Deferred revenue	75,037	81,392

Total current liabilities	104,735	125,233

Long-term debt	16,578	16,717
Other liabilities	4,354	4,324

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	141,477	139,930
Treasury stock	(34,299)	(36,614)
Accumulated deficit	(55,537)	(49,103)
Accumulated other comprehensive loss	(8,754)	(6,777)

Total stockholders’ equity	42,922	47,471

Total liabilities and stockholders’ equity	$168,589	$193,745

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2009	2008

Net cash provided by operating activities	$12,282	$7,076

Cash flows from investing activities:
Purchase of property and equipment	(474)	(2,918)
Capitalized software costs	(299)	(434)
Acquisitions of businesses, net of cash acquired	(12)	(2,491)
Proceeds from sale of property and equipment	41	3

Net cash used in investing activities	(744)	(5,840)

Cash flows from financing activities:
Repayments of debt	(130)	(139)
Proceeds from issuance of common stock	14	435
Changes in book overdraft	(2,476)	(610)
Repurchase of common stock	—	(2,219)
Dividends paid	(986)	(1,533)

Net cash used in financing activities	(3,578)	(4,066)

Effect of exchange rates on cash and equivalents	1,207	406

Net increase (decrease) in cash and equivalents	9,167	(2,424)
Cash and equivalents at beginning of period	31,467	45,613

Cash and equivalents at end of period	$40,634	$43,189